EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of California Micro Devices Corporation (the “Company”) pertaining to the Company’s (a) 1995 Employee Stock Option Plan, as amended, (b) 1995 Employee Stock Purchase Plan, as amended, and (c) VP Finance & Administration and CFO Option Program, of our report dated May 8, 2003 (except for the third paragraph of Note 9, as to which the date is June 26, 2003), with respect to the financial statements and schedule of California Micro Devices included in its Annual Report (Form 10-K) for the fiscal year ended March 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

August 27, 2003